Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

YOU ARE ADVISED TO CONSULT AN ATTORNEY BEFORE SIGNING THIS DOCUMENT. PLEASE READ CAREFULLY. YOU ARE GIVING UP LEGAL CLAIMS THAT YOU MIGHT HAVE

AGAINST YOUR EMPLOYER BY SIGNING THIS AGREEMENT.

To:Randal J. Freitag

Re:Separation Agreement and General Release

This Separation Agreement and General Release (“Agreement”) sets out the terms of your termination from employment with the Company (as defined in the next sentence). Under this Agreement, the Company (which for purposes of this Agreement is defined as Lincoln National Corporation, its affiliates and subsidiaries, and each of their directors, officers, representatives, agents, attorneys, employees, successors, and assigns and any other person acting through, by, under or in concert with any of them) will provide you with the payments and other benefits as outlined in paragraph 2.b below in exchange for your agreement to waive and release any legal claims you have against the Company and for your other promises as set forth in this Agreement and the Supplemental Release.

Terms of the Agreement

1.

Termination Date. Your employment is being terminated other than for cause effective March 31, 2023 (“Termination Date”). You agree that effective February 17, 2023, you will resign as a director and officer (but not as an employee) of Lincoln National Corporation and all of its subsidiary companies in which you hold such a position by executing Exhibit A-1 to this Agreement. Until your Termination Date you must remain an employee in good standing (not suspended or otherwise disciplined for reported misconduct) which includes but is not limited to your completion, to the Company’s satisfaction, of any knowledge transition criteria requested by the Company.

2.

Payments and Benefits. This Agreement terminates your employment relationship with the Company and releases any claims you might have against the Company arising from that relationship. In return for your release of claims, the Company agrees to provide you with payments and benefits to which you otherwise would not be entitled. Accordingly, you and the Company (the “parties”) agree as follows:

a.	Whether you sign this Agreement or not, the following will apply:

•	The Company will pay you the compensation that you have earned through your Termination Date.

•

You will receive payment for any unused Paid Time Off (“PTO”) benefits that are accrued pursuant to Company policy as of your Termination Date, such payments to be calculated based upon your final base rate of pay.

•

You will receive any vested retirement benefits (defined benefit and defined contribution, qualified and non-qualified), and/or deferred compensation benefits in accordance with the terms and conditions of the applicable plan documents, program documents and/or administrative guidelines governing those benefits, as they may be amended or terminated from time to time. This Agreement does not release any claims for vested benefits under any of the Company’s retirement or deferred compensation plans or other programs that you may have, in accordance with the terms and conditions of such plans or programs.

•

Your annual equity awards (such as Restricted Stock Awards, Restricted Stock Unit Awards, Stock Option Awards, Stock Appreciation Rights, LTIPs or other incentive awards or bonuses, etc.) will vest and be distributed or exercisable only in accordance with the terms of applicable plan documents, as they may be amended from time to time, together with any award agreements that you may have received thereunder. The Company acknowledges that you satisfy the definition of “Retirement” under the terms of your annual equity award agreements and, as such, you shall have five (5) years from your Termination Date to exercise your vested Stock Option Awards.

•

You will be reimbursed pursuant to the Senior Management Committee Executive Programs for any financial planning and tax preparation expenses properly incurred under the applicable program policy prior to the Termination Date but not yet reimbursed as of the Termination Date.

•	You can elect the period of continued health benefits coverage to which you are entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

•

In general, your benefits, including but not limited to health and welfare benefits (dental and vision), critical illness coverage, accident insurance coverage, flexible spending accounts, long term disability benefits, short term disability benefits and accrual of PTO and service time will cease as of your Termination Date. Because you are retirement- eligible, your medical coverage, if any, will continue through the end of the month in which your Termination Date occurs. If you wish to convert to an individual life insurance policy, verify your current coverage by either checking your benefits record in the Benefits Portal on One or contacting the HR Service Center (Tel. 866-922-6543, Fax: 336-691- 3750, email: HRServiceCenter@lfg.com, Mon.-Fri. 9:00 a.m. - 6:00 p.m. ET). Once you have this information, contact Group Protection at 800-680-4652 for a quote. Your critical illness and/or accident insurance coverages, if any, are portable. For more information, contact Group Protection at 877-815-9256.

a.

In exchange for your release of claims and your other promises as set forth in this Agreement, including those contained in the Supplemental Release that you will execute after your Termination Date, the Company agrees to provide you:

▪

Seventy-Eight (78) weeks (the “Severance Period”) of severance pay as defined under The Severance Plan for Officers of Lincoln National Corporation (the “Plan”) paid bi- weekly, less taxes and withholdings, in full satisfaction of the Company’s obligation to you under the terms of the Plan and/or any other plan or program paying severance or severance-type benefits, as they may be amended, modified or revoked from time to time (collectively, “LNC Severance Plans”). Pursuant to the terms of the Plan, because you are a key employee who is covered under the Lincoln National Executives’ Severance Benefit Plan (the “Change of Control Plan”), the commencement of your severance pay will be delayed six (6) months from your Termination Date in compliance with Section 409A of the Internal Revenue Code of 1986, as amended. If prior to the last day of the Severance Period, you commence employment with or the provision of services (including, but not limited to, as an independent contractor or director) to any other entity, you agree to promptly notify the Company’s EVP and Chief Human Resources Officer in writing.

▪

A one-time cash lump-sum payment of $14,040, less taxes and withholdings, representing the severance stipend under The Severance Plan for Officers of Lincoln National Corporation. The severance stipend will be paid in accordance with the terms of The Severance Plan for Officers of Lincoln National Corporation. Pursuant to the terms of The Severance Plan for Officers of Lincoln National Corporation Plan, because you are a key employee who is covered under the Lincoln National Executives’ Severance Benefit Plan (the “Change of Control Plan”), the payment of your severance stipend will be delayed six (6) months from your Termination Date in compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

▪

An Annual Incentive Program (“AIP”) bonus for the 2022 program year (calculated based upon your 2022 annual earnings as defined under the 2022 Lincoln National Corporation Annual Incentive Program Document) to be paid in March 2023 if you are eligible and in accordance with the applicable Incentive Compensation Plan and the terms and limitations in the applicable AIP documents. AIP is only payable following approval by the Compensation Committee of the Company’s Board of Directors. If you have made a valid election under the Lincoln National Corporation Deferred Compensation & Supplemental/Excess Retirement Plan (“DC SERP”) to defer a portion of your 2022 AIP, your deferral election will be honored and such portion of any AIP payout will be deferred under the DC SERP at the same time and in the same manner as for other DC SERP participants.

▪

A pro rata Annual Incentive Program (“AIP”) bonus for the 2023 program year (calculated based upon your 2023 annual earnings as defined under the 2023 Lincoln National Corporation Annual Incentive Program Document) to be paid in March 2024 if you are eligible and in accordance with the applicable Incentive Compensation Plan and the terms and limitations in the applicable AIP documents. AIP is only payable following approval by the Compensation Committee of the Company’s Board of Directors. If you have made a valid election under the DC SERP to defer a portion of your 2023 AIP, your deferral election will be honored and such portion of any AIP payout will be deferred under the DC SERP at the same time and in the same manner as for other DC SERP participants.

•

Outplacement services and career transition assistance to include possible placement on boards of directors provided by a service provider selected by the Company, with an aggregate cost of up to $30,000, which services may commence immediately after the Effective Date and must commence no later than three (3) months after your Termination Date; provided that all such services are utilized within one (1) year following your Termination Date.

•

Your retention Restricted Stock Unit (“RSU”) equity award, granted February 16, 2022, will vest and be distributed only in accordance with the terms of applicable plan documents, as they may be amended from time to time.

•

If you have any non-competition restrictions in any equity awards (such as LTIPs, Restricted Stock Awards, Restricted Stock Unit Awards or Stock Option Awards), the Company will waive those restrictions.

The above consideration is being paid or provided to you under this Agreement in full satisfaction of all monies owing to you under any plan or program sponsored by the Company. In addition to the Company’s right to cease payment of the Separation Payment as described above, if you violate any of the non-solicitation, non-recruitment, confidentiality or other restrictions in this Agreement, any remaining Separation Payment or other benefits described above will immediately and permanently cease without further recourse by you, and the Company will have the right, as set forth in paragraph 10 of this Agreement, to require you to return payments made to you under paragraph 2.b of this Agreement.

3.	Release of Claims and Representations. Subject to paragraph 12, you agree to the following:
a.

You irrevocably and unconditionally release and discharge the Company, its predecessors, subsidiaries, successors and assigns, as well as past and present officers, directors, attorneys, representatives, agents and employees, and any other person acting through, by, under or in concert with any of them, (collectively, the “Releasees”), from any and all claims, liabilities or promises outside of this Agreement, known or unknown, including but not limited to those arising out of or relating to your employment and separation from employment with the Company. You waive these claims on behalf of yourself and on behalf of your heirs, assigns and anyone making a claim through you. The claims waived and discharged include, but are not limited to:

•	claims under the Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits for any vested benefits under any tax qualified benefit plan);

•	claims under the Worker Adjustment and Retraining Notification Act;

•

employment discrimination and retaliation claims, including but not limited to claims under Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967 (“ADEA”) and Older Workers Benefit Protection Act (as long as those claims arose up to and including the date you signed this Agreement), the Family and Medical Leave Act and the Equal Pay Act;

•	claims for any disputed wages, including but not limited to claims for any back wages or overtime;

•	claims under any other federal, state or local law, rule, regulation or ordinance;

•

claims based on any public policy, contract (including but not limited to breach of contract), tort (including but not limited to wrongful discharge, invasion of privacy, defamation, fraud, interference with contractual relations and infliction of emotional distress) or common law; and

•	any basis for recovering costs, fees or other expenses, including but not limited to attorneys’ fees incurred in these matters (collectively in this Paragraph 3, the “Claims”).

b.

You agree that you will not file any claim or lawsuit against the Company or Releasees for any released Claim. You represent and warrant that you have not filed any such Claim to date or, to the extent that you have filed such a Claim, you will withdraw that Claim with prejudice and agree not to pursue it further. You represent that you have not filed any complaints or Claims against the Company or Releasees with any state or federal court, that you will not do so at any time hereafter for Claims covered by this Agreement, and that if any such court assumes jurisdiction of any complaint or Claim against the Company or Releasees, you will immediately request the court to dismiss the matter and take all such additional steps necessary to facilitate such dismissal with prejudice. You also promise not to sue, or join with others in suing, the Company or Releasees on any of the released

Claims. You agree to release and discharge the Company and Releasees not only from any and all Claims which you could make on your own behalf, or which you have made on your own behalf, but also specifically waive any right to become, and you promise not to become, a member of any class in any proceeding or case in which a Claim or Claims against the Company or Releasees may arise, in whole or in part, from any event that occurred on or prior to the date you signed this Agreement, except where prohibited by law.

c.

You agree that on or immediately after the Termination Date, you will execute a supplemental release (in the form of the SUPPLEMENTAL RELEASE EXHIBIT) (the “Supplemental Release”) covering the period from the Effective Date (as defined in paragraph 13.e below) to the Termination Date and agree that all the covenants that relate to the Company’s obligations on or after the Termination Date will be contingent on your execution and non- revocation of the Supplemental Release. You agree that the consideration provided to you under paragraph 2.b of this Agreement is good and valuable consideration for your promises and covenants in this Agreement, including the Release of Claims in Paragraph 3 and the Supplemental Release.

d.

You represent that you have disclosed to the Company any information in your possession concerning any conduct involving the Company or any Releasee that you have any reason to believe involves any false claims to the United States or is or may be unlawful or violates accounting standards, public company financial statement requirements or Company Policy in any respect.

e.

All compensation and benefits payable under this Agreement will be subject to potential forfeiture, recoupment or other action in accordance with the terms of this Agreement and any applicable claw back or recoupment policies implemented by the Company, as it may be amended or restated from time to time, or in accordance with any rules or regulations adopted by the Securities and Exchange Commission and the New York Stock Exchange pursuant to Section 10D of the Securities Exchange Act of 1934 or other applicable law.

f.

You represent that you have: (i) received all leaves of absence and all compensation due to you as a result of the services you performed for the Company through the date you execute this Agreement, and unless specifically provided for in this Agreement, the Company does not owe you any wages, overtime pay, commissions, bonuses, sick pay, disability leave pay, family leave pay, severance pay or any other compensation, benefit, leave, payment, reimbursement or remuneration of any kind or nature; and (ii) reported to the Company any and all work-related injuries incurred by you during your employment with the Company.

g.	You understand that the Company regards the representations made by you as material and that the Company is relying on these representations in entering into this Agreement.

h.	Nothing herein is intended to waive or release any right that you may have to indemnification and/or payment or advancement of legal fees or expenses.

4.

Confidentiality of Agreement. You agree that you will not, directly or indirectly, disclose the terms of this Agreement to anyone other than your spouse, outplacement consultant, attorney, accountant or tax advisor, except to the extent disclosure is required for accounting or tax reporting purposes or as otherwise required by law.

5.

Return of Company Equipment. Promptly following the request of the Company and no later than the Termination Date, you will have reconciled all outstanding expenses and you will have returned all Company property of any kind (including all copies thereof), including but not limited to documents, data, Company information in any form, keys, forms, correspondence, computers, iPads, phones, printers, pagers, Blackberries, PDAs, computer programs, memos, discs, and the like.

6.

Availability. Due to the knowledge and information you possess and have gained as a result of your employment with the Company, you hereby agree both during and after the Separation Period to make yourself available, at reasonable times, (i) to cooperate with any Company request to assist with or attend to the completion of knowledge transition criteria or any other matters reasonably related to your job duties with the Company, and (ii) to cooperate, consult, testify, and otherwise assist in any way requested by the Company with respect to current and future legal actions, including but not limited to litigation, arbitrations, mediation, administrative and/or regulatory proceedings in which the Company is a party. The Company’s only expectation regarding your testimony is that you testify truthfully. Between the Termination Date and May 31, 2023, if you are required to engage in such duties related to your former job, the Company will pay you for the reasonable value of your time and reasonable expenses incurred with respect to your cooperation with any Company request. The parties agree that the reasonable value of your time will be $430.00 per hour, based on your last base salary at the Company.

7.

Confidential Information. You acknowledge that as a result of your employment with the Company, you may have developed, obtained or learned specific confidential information and/or trade secrets, which are the property of the Company. You hereby promise and agree to use your best efforts and utmost diligence to guard and protect such confidential information and/or trade secrets and that you will not disclose or permit to be disclosed to any third party by any method whatsoever any such confidential information and/or trade secret. Confidential information or trade secrets shall include, but not be limited to, any and all records, notes, memoranda, data, ideas, processes, methods, devices, programs, computer software, writings, research, personnel information, customer information, financial information, plans or any information of whatever nature in the possession or control of the Company that has not or have not been published or disclosed to the general public or which gives the Company an opportunity to obtain an advantage over competitors who do not know or have access to it. Notwithstanding anything in this Agreement to the contrary, each party to this Agreement (and each affiliate, officer, employee, director, advisor, representative or other agent of such party) is, and has been from commencement of discussions, permitted to disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all related documents (including, without limitation, opinions or other tax analyses) relating to such tax treatment and tax structure. By signing this Agreement, you confirm and agree that you will not use or disclose in any way confidential information and/or trade secrets as defined above.

8.

Non-Solicitation. Commencing immediately following your Termination Date and continuing for a two- year period thereafter, you agree that you will not directly or indirectly solicit or endeavor to: (i) entice away and/or hire from the Company any person who is currently employed by the Company or was within one year before the Termination Date employed by the Company or hereafter employed at any time through the Termination Date; (ii) solicit any person, business, or entity that is now or was within one year before the Termination Date a customer or client of the Company and with whom you have had contact during your employment with the Company to terminate their relationship with the Company; or (iii) solicit any person, business, or entity that is now or was within one year before the Termination Date an agent, broker, or financial advisor employed by, contractually affiliated with, or registered with the Company and with whom you have had contact while employed by the Company to terminate their relationship with the Company.

9.

Non-Disparagement. You agree, subject to any obligations you may have under applicable law, that you will not make or cause to be made any statements that disparage, are inimical to, or damage the reputation of the Company or any of its affiliates, subsidiaries, agents, officers, directors or employees. Notwithstanding the forgoing, nothing in this section shall restrict you in any way from making any truthful statement to any government agency or official. In the event such a communication is made to anyone, including but not limited to the media, public interest groups and publishing companies, it will be considered a material breach of the terms of this Agreement.

10.

Breach. If you breach or violate any provision in this Agreement, the Company shall have the right to cease any further payments or benefits called for under paragraph 2.b of this Agreement. Any breach by you of paragraphs 3, 4, 5, 6, 7, 8, 9, 10, 11 or the Supplemental Release, constitutes a material breach. In the event of your material breach, you will be required to repay to the Company all but

$10,000 of the Separation Payment you received pursuant to paragraph 2.b of this Agreement and agree that $10,000 shall be adequate consideration for the release of claims in this Agreement and the Supplemental Release, both of which shall remain in full force and effect.

11.	No Re-Employment. You agree that you will not re-apply for employment with the

Company. Further, you agree that the Company, in its sole and exclusive discretion, will refuse to hire or otherwise employ you, and/or terminate your employment if you become employed by the Company, without incurring any liability of any type whatsoever, based on this Agreement. You agree that any refusal or failure by the Company to employ or re-employ you shall not be unlawful retaliation or discrimination against you.

12.

Government Proceedings. Nothing in this Agreement prohibits or prevents you from filing a charge with, or participating, testifying, or assisting in any investigation, hearing, or other proceeding before, the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board or any similar agency enforcing federal, state or local anti-discrimination laws or anti-retaliation laws. However, to the maximum extent permitted by law, you agree that if such an administrative claim is made, you shall not be entitled to recover any individual monetary relief or other individual remedies. In addition, nothing in this Agreement, including but not limited to the release of claims or the confidentiality clauses, prohibits you from: (i) reporting possible violations of federal, state or local law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (ii) making any other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulations; or

(iii) otherwise fully participating in any federal, state or local whistleblower programs (collectively "Whistleblower Programs”), including but not limited to any such programs managed by the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration. Moreover, nothing in this Agreement prohibits or prevents you from participating in such Whistleblower Programs.

13.	Acknowledgments. You acknowledge and agree to the following:

a.

You understand completely your right to review all aspects of this Agreement, including the Supplemental Release, with an attorney of your choice at your own expense, and agree that you have had the opportunity to consult with an attorney of your choice at your own expense.

b.

You have twenty-one (21) days after receiving this Agreement to review and sign this Agreement. Any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original review period. The earliest date you can sign this Agreement is February 2, 2023.

c.

You have seven (7) days after signing this Agreement to revoke it by delivering a notice of revocation to Craig Beazer, EVP and General Counsel. You can revoke the Agreement at any time during the initial seven (7) day period immediately following the date you sign this Agreement by providing notice as required in paragraph 14 below. You understand that if you revoke this Agreement, you will not receive or have a right to receive any of the considerations set forth in this Agreement, including but not limited to the payments and benefits described in paragraph 2.b above.

d.	You do not waive rights or claims under ADEA that might arise after the date this Agreement is executed. 7

e.

This Agreement does not become effective, and none of the payments or other benefits listed in paragraph 2.b. will be paid, until the eighth day after the date you sign this Agreement (the “Effective Date”), provided you have not revoked or attempted to revoke your acceptance.

f.	You acknowledge that in signing this document you are not relying on any representations or statements made by any employee of the Company.

g.

The payment of any consideration and/or monies is not an admission of liability or unlawful conduct of any kind on the part of the Company, but to the contrary represents a negotiated compromise and agreement. This Agreement shall not in any way be interpreted to render you a “prevailing party” for any purpose, including but not limited to, an award of attorneys’ fees under any statute or otherwise. This Agreement may not be used as evidence in any proceeding of any kind, except a proceeding (i) in which one of the Parties alleges a breach of the terms of this Agreement, or (ii) in which one of the Parties elects to use this Agreement as a defense to any claim.

h.	You have carefully read and fully understand all the provisions of this Agreement and that you are freely, knowingly, and voluntarily entering into this Agreement.

i.	This Agreement is written in a manner that is clear and understandable to you.

14.	Notices. All notices, other than revocation described in 13 d. above, required to be given by you to the Company under this Agreement must be sent to the following email address:

PayrollDept@lfg.com. Notice provided via other medium or to any other person, regardless of title or status shall not be effective.

15.	Severability. The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

16.	Binding Agreement. This Agreement is binding on the parties and on their heirs, administrators, representatives, executors, successors, and assigns.

17.	Reference Requests. References will be limited to confirmation of your dates of employment, last position held and, if you authorize, your final rate of pay.

18.

Choice of Law and Dispute Resolution. This Agreement is made and entered into in the Commonwealth of Pennsylvania and shall in all respects be interpreted, enforced, and governed under the internal laws (and not the conflicts of laws rules) of said Commonwealth. Any disagreement between you and the Company concerning anything covered by this Agreement or concerning other terms and conditions of your employment or the termination of your employment will be settled by final and binding arbitration pursuant to the Company’s myResolution program. The decision of the arbitrator will be final and binding on both you and the Company and may be enforced in a court of appropriate jurisdiction. If any provision of this Agreement or the application of this Agreement is construed to be overbroad, illegal, or contrary to public policy, then the arbitrator shall have the authority to narrow or amend the provision as necessary to make it enforceable and the provision shall then be enforceable in its narrowed or amended form. Moreover, should any provision of this Agreement be declared or determined to be null, void, inoperative, illegal, or invalid for any reason, the validity of the remaining parts, terms or provisions shall not be affected, and they shall retain their full force and effect. The null, void, inoperative, illegal, or invalid part, term or provision shall be deemed not to be a part of this Agreement. As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so indicates or requires. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

19.

Entire Agreement. This Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior negotiations, agreements or understandings between the parties pertaining to the subject matter of this Agreement (including, but not limited to, the Separation Letter, dated as of January 12, 2023, by and between the Company and you), except those prior agreements and plan documents specifically noted herein. This Agreement may not be modified or amended by the parties except by a written agreement signed by both of the parties hereto evidencing a clear intent by both parties to modify and/or amend this Agreement.

20.

Code Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. For purposes of Section 409A of the Code, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event shall you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (a) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (c) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred.

21.

No Adequate Remedy at Law. The parties acknowledge that in the event of a breach or threatened breach of this Agreement, the Company will not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach, the Company will be entitled to such equitable and injunctive relief in an arbitration or a court of competent jurisdiction, as may be available to restrain you and any business, firm, partnership, individual, corporation or entity participating in the breach or threatened breach from the violation of such provisions. Nothing in this Agreement may be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages.

YOU ARE ADVISED TO CONSULT AN ATTORNEY BEFORE SIGNING THIS DOCUMENT. YOU ARE GIVING UP LEGAL CLAIMS THAT YOU MIGHT HAVE AGAINST YOUR EMPLOYER BY

SIGNING THIS AGREEMENT.

IF YOU VOLUNTARILY ENTER INTO THIS AGREEMENT, PLEASE SIGN IN THE SPACE INDICATED BELOW. PER THE TERMS OF PARAGRAPH 13.B, THIS AGREEMENT CANNOT BE SIGNED UNTIL FEBRUARY 2, 2023.

Dated: 2/3/23

Signature: /s/ Randal J. Freitag

Randal J. Freitag

ACCEPTANCE OF LINCOLN NATIONAL CORPORATION

The undersigned accepts the foregoing Agreement on behalf of Lincoln National Corporation. Dated: 2/10/23

Signature:/s/ Jen Warne

Jen Warne

EVP and Chief Human Resources Officer Lincoln National Corporation